CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 167 to the Registration Statement (Form N-1A Nos. 33-51061and 811- 07123) of our reports dated October 27, 2020 on the financial statements and financial highlights of BNY Mellon Opportunistic Midcap Value Fund, BNY Mellon Opportunistic Small Cap Fund, BNY Mellon Dynamic Value Fund, BNY Mellon Structured Midcap Fund and BNY Mellon Technology Growth Fund (five of the funds comprising BNY Mellon Advantage Funds, Inc) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended August 31, 2020.

                                                                                   /s/ ERNST & YOUNG LLP

New York, New York

December 21, 2020